UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 28, 2021
Date of Report (Date of earliest event reported)

MESA LABORATORIES, INC.
(Exact name of registrant as specified in its charter)

Colorado (State or other jurisdiction of incorporation)	0-11740 (Commission File Number)	84-0872291 (I.R.S. Employer Identification No.)

12100 West Sixth Avenue, Lakewood, Colorado (Address of principal executive offices)	80228 (Zip Code)

Registrant’s telephone number, including area code: 303-987-8000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered under Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered

Common Stock, no par value	MLAB	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Effective October 28, 2021, Mesa Laboratories, Inc’s (“Mesa”) Board of Directors (“Board”) increased the size of Mesa’s Board from seven to eight members and upon the recommendation of the Nominating and Governance Committee, appointed Shiraz Ladiwala to fill the newly-created vacancy. Mr. Ladiwala joins the Board of Mesa following his retirement from Thermo Fisher Scientific, most recently as the Senior Vice President, Business Transformation Projects. Since the beginning of the fiscal year, there have been no related party transactions between Mesa and the newly-appointed director that would be reportable under Item 404(a) of Regulation S-K.

Mr. Ladiwala will receive compensation as an outside director of Mesa Labs under the standard director compensation policies and programs as adopted by the Board from time to time. In connection with this appointment, the Board also determined that Mr. Ladiwala is independent within the meaning of the listing standards of the Nasdaq and for purposes of Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended.

The press release announcing Mr. Ladiwala's appointment to the Board of Directors is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

(e) On October 28, 2021, the Compensation Committee of the Board of Directors of Mesa Laboratories, Inc. (“Mesa”) granted a special long-term equity award (the “Special Award”) to Gary Owens, Chief Executive Officer and Member of the Board of Directors. The Special Award consists of an award of performance stock units covering a target of 40,000 shares (“PSUs”) that is subject to both performance and service conditions. The performance period of the award is the three-year period from April 1, 2021 through March 31, 2024 and the service period is the period commencing October 28, 2021 and ending on October 27, 2024, October 27, 2025, and October 27, 2026 on which dates eligible PSUs will vest and be distributed to Mr. Owens. The performance metrics are: cumulative GAAP revenues over the performance period, which will be weighted at 30%, and cumulative adjusted operating income1 over the performance period, which will be measured at 70%, with both numbers derived from balances reported in Mesa’s Form 10-K for the fiscal year ending March 31, 2024.

The quantity of shares that will be issued will range from 0% to 100% of the targeted number of shares; if the defined minimum targets are not met, then no shares will vest. Performance at above 80% of target is required for any shares to be eligible to vest. Performance between 80% and 100% of target will result in an interpolated number of shares being eligible to vest, from 0 shares up to the maximum 40,000 shares.

The award agreement contains acceleration provisions governing the treatment of the Special Award in the event of change of control of the Company or Mr. Owens’ termination of employment in certain circumstances.

The Compensation Committee of the Board of Directors believes that Mr. Owens’s achievements since assuming the role of CEO at Mesa stand out among competitors; therefore, this special award is intended to encourage his continued performance and his long-term retention in light of the high demand for executive talent in our industry. The Compensation Committee believes that this incentive grant to Mr. Owens is in the best interest of Mesa and its stockholders because it is intended to encourage Mr. Owens’s continued service and strategic leadership as CEO of Mesa.

The foregoing description of the award agreement with Mr. Owens does not purport to be complete and is qualified in its entirety by reference to the full text of the award agreement attached hereto as Exhibit 10.3.7, which is incorporated herein by reference.

1 Adjusted Operating Income is a non-GAAP financial measure, which is defined to exclude the non-cash impact of amortization of intangible assets, stock-based compensation expense, and impairment loss on goodwill and intangible assets (if applicable to the period). For the purposes of this award, adjusted operating income will be further adjusted to exclude certain integration costs associated with the Agena Bioscience, Inc. acquisition, as well as certain purchase accounting adjustments associated with that acquisition.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.3.6	Mesa Laboratories, Inc. 2021 Equity Incentive Plan CEO Special Performance Stock Unit Award Agreement with Gary Owens dated October 28, 2021.
99.1	Press Release dated October 29, 2021
104	Cover Page Interactive Data File – the cover page XBRL tags are embedded within the Inline XBRL document

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATE: October 29, 2021	Mesa Laboratories, Inc. (Registrant) By: /s/ Gary M. Owens Gary M. Owens, President and Chief Executive Officer